Exhibit 99.1

Nobility Homes, Inc. Receives NASDAQ Notice of Non-Compliance

Ocala, FL, October 3, 2011 — Nobility Homes, Inc. (NASDAQ: NOBH) announced today that on September 28, 2011, the Company received a letter from The NASDAQ Stock Market stating that the Company is not in compliance with NASDAQ Listing Rule 5250(c)(1) because the Company did not timely file its Quarterly Report on Form 10-Q for the period ended August 6, 2011 (the “Form 10-Q”) with the Securities and Exchange Commission (the “SEC”). The notification of non-compliance has no immediate effect on the listing or trading of the Company’s common stock on the NASDAQ Global Market.

As previously reported by the Company, the filing of the Form 10-Q was delayed in order for the Company to complete the process of obtaining an independent valuation of its inventory of pre-owned manufactured homes and that it is unable to complete its financial statements and Management’s Discussion and Analysis for inclusion in the Form 10-Q until such valuation is completed.

The Company has until November 28, 2011 to submit a plan to regain compliance with respect to its delinquent periodic report and, if NASDAQ accepts the Company’s plan, it can grant an exception of up to 180 calendar days from the Form 10-Q due date, or until March 19, 2012, to regain compliance.

Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, but are not limited to statements regarding the Company’s ability to file the Form 10-Q. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations.